EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 15, 2025 by and between Sturm, Ruger & Company, Inc., a Delaware corporation with its principal place of business at One Lacey Place, Southport, Connecticut 06890 (the “Company”), and Todd Seyfert, an individual (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, and intending to be legally bound, the Company and Employee hereby agree as follows:

Section 1.          Definitions.

(a)         “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment and (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below.

(b)         “Annual Compensation” shall mean, at any time, an amount equal to Employee’s Base Salary, plus 100% of the target cash bonus or other cash incentive that Employee is eligible to earn in the then-current year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target cash bonus or other cash incentive that Employee was eligible to earn in the most recent year in which such a plan or program was in effect.

(c)         “Base Salary” shall mean the salary provided for in Section 3(a) below or any increased salary granted to Employee pursuant to Section 3(a).

(d)         “Board” shall mean the Board of Directors of the Company.

(e)          “Cause” shall mean (i) a breach of Employee’s fiduciary duties or obligations to the Company including, but not limited to, his failure to obey any lawful directive of the Board or Employee’s breach of his obligations hereunder or under the Company’s policies, (ii) gross negligence in the performance of Employee’s duties, (iii) Employee’s personal dishonesty or willful misconduct, or (iv) Employee’s willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, in each case as determined by the Board in good faith.

(f)           “CEO” shall mean the Chief Executive Officer of the Company.

(g)          “Change in Control” shall be deemed to have the same meaning as defined in the Plan.

(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)            “Common Stock” shall mean the Company’s common stock, par value $1.00 per share.

(j)            “Common Stock Holdings” shall have the meaning set forth in Section 2(e).

(k)          “Company” shall have the meaning set forth in the preamble hereto.

(l)          “Competitive Activities” shall mean any business activities involving, or related to, (i) the design, manufacture or sale of firearms or firearms accessories or (ii) any other products or services which the Company or its subsidiaries manufacture, sell, distribute or provide (or have committed plans to manufacture, sell, distribute or provide) during the term of Employee’s employment with the Company.

(m)          “Confidential Information” shall mean confidential or proprietary trade secrets, customer lists, customer identities and information, information regarding service providers, manufacturing processes, product designs or other intellectual property, marketing data or plans, sales data or plans, management organization information, operating policies or manuals, personnel information, business plans, operations or techniques, financial records or data, other financial, commercial, business or technical information, or any other information treated as confidential (i) of or relating to the Company or any of its subsidiaries, or (ii) that the Company or any of its subsidiaries may receive belonging to suppliers, customers or other Persons who do business with the Company or its subsidiaries, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case, without the breach by Employee of his obligations under this Agreement.

(n)          “Developments” shall have the meaning set forth in Section 8.

(o)          “Disabled” shall mean Employee becoming physically or mentally disabled or incapacitated to the extent that he has been unable to perform his essential duties hereunder, with or without an accommodation, for a continuous period of four (4) months on account of such disability or incapacitation in the reasonable judgment of a physician selected by the Board.

(p)          “Effective Date” shall mean March 1, 2025.

(q)          “Employee” shall have the meaning set forth in the preamble hereto.

(r)          “Good Reason” shall mean the Company, without Employee’s consent: (i) reduces in any manner Employee’s duties, responsibilities, authority, Annual Compensation or material employee benefits or (ii) materially breaches this Agreement, and, in each case, the Company does not cure the event constituting Good Reason within thirty (30) days following the date of the Company’s receipt of a written notice from Employee describing such breach, which written notice must be received by the Company within ninety (90) days following the occurrence of such breach.

(s)          “Interfering Activities” shall mean directly or indirectly (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or Person providing consulting services to, the Company or any of its subsidiaries to terminate such employment or consulting services; provided, that the foregoing shall not be violated by a general advertising not targeted at employees or consultants of the Company or its subsidiaries; (ii) hiring any Person who was employed by the Company or any of its subsidiaries at any time during the twelve (12) month period preceding the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, distributor, insurer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or its subsidiaries, or interfering in any way with the relationship between any such customer, distributor, insurer, supplier, licensee or business relation and the Company or its subsidiaries.

(t)          “OSHA” shall have the meaning set forth in Section 9(a).

(u)          “Ownership Threshold” shall have the meaning set forth in Section 2(e).

(v)          “Parachute Payment” shall have the meaning set forth in Section 12(b).

(w)          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(x)          “Plan” shall mean the Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan, as amended, modified, supplemented or superseded after the date of this Agreement (for the avoidance of doubt, such term shall include any successor plan of the Company that replaces the Plan).

(y)         “Release” shall mean a release made by Employee in favor of the Company and its affiliates, in form and content acceptable to the Company, which shall include, but not be limited to, appropriate non-disparagement provisions.

(z)         “Release Delivery Date” shall mean the date on which a Release is delivered by Employee to the Company.

(aa)         “Release Expiration Date” shall mean the date which is twenty-one (21) days following Employee’s receipt of the Release, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following Employee’s receipt of the Release.

(bb)          “Restricted Area” shall have the meaning set forth in Section 9(b).

(cc)          “Restricted Period” shall have the meaning set forth in Section 9(b).

(dd)          “SEC” shall have the meaning set forth in Section 9(a).

(ee)          “Term of Employment” shall have the meaning set forth in Section 2(a).

Section 2.           Acceptance of Employment; Position, Duties and Responsibilities; Place of Performance.

(a)          Term of Employment; Employment Status. Effective as of the Effective Date, the Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The term of Employee’s employment hereunder shall commence on the Effective Date and shall continue until the termination of Employee’s employment for any reason (such period, the “Term of Employment”). Notwithstanding the foregoing, or anything to the contrary herein, nothing in this Agreement (i) confers upon the Employee the right to continue in the employment of the Company or to the right to hold any particular office or position with the Company, (ii) except as set forth herein, entitles Employee to receive any specified annual salary or bonus or other compensation or (iii) interferes with or restricts in any way the right of the Company to terminate Employee’s employment at any time, with or without Cause.

(b)          Position. During the Term of Employment Employee shall be employed as the President and CEO of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title and such additional duties as may be specified by the Board from time to time. Employee also agrees to serve as an officer and/or director of the Company and/or any parent or subsidiary of the Company if requested by the Board, in each case, without additional compensation. The Company anticipates that Employee will be nominated for election to the Company’s Board at the 2025 annual meeting and, subject to the approval of the Company’s stockholders at such annual meeting, that Employee will join the Company’s Board as a director thereafter.

(c)          Employment Duties; Conflicting Activities. During the Term of Employment, Employee shall devote his full business time, attention, skill and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, per Company policy, Employee is permitted to serve on not more than one for profit board of Directors (public or private) and, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of other non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. The Board hereby consents to Employee’s service on the Board of Directors of Hodgdon Powder Company as Employee’s single for profit board commitment.

(d)          Place of Employment. During the first year of the Term of Employment, Employee shall maintain his primary residence in Minnesota, with such regular business travel to meet with Company employees, supervise Company operations, and visit the facilities of the Company, including those located in Arizona, Missouri, New Hampshire, and North Carolina, and the Company’s corporate headquarters in Connecticut (or such other location as may be designated as the Company’s corporate headquarters by the Board from time to time), as is necessary or advisable in connection with the performance of Employee’s duties hereunder; Employee shall be reimbursed by the Company for usual and customary expenses associated with such business travel. With respect to the Term of Employment after the one year anniversary of the Effective Date, Employee and the Company shall discuss in good faith and mutually agree upon Employee’s principal place of employment. In the event that Employee and the Company agree upon Employee’s relocation, the Company will pay reasonable relocation and/or temporary housing expenses. Employee understands and agrees that he will be required to travel from time to time for business reasons in addition to those circumstances specifically described in this Section 2(d).

(e)         Minimum Stock Ownership. Employee shall comply with all policies of the Company, including those concerning minimum ownership of the Company’s Common Stock or other securities by the Company’s senior executives. In furtherance thereof, Employee shall, from and after the Effective Date, accumulate Common Stock Holdings (which may be solely in the form of the receipt of compensatory grants of Common Stock Holdings from the Company) and refrain from selling Common Stock of the Company until such time as Employee owns or otherwise holds Common Stock Holdings worth at least five (5) times Employee’s then-effective Base Salary (the “Ownership Threshold”). Thereafter, Employee shall maintain sufficient ownership of Common Stock Holdings to meet the Ownership Threshold at all times during the Term of Employment. “Common Stock Holdings” means shares of issued and outstanding Common Stock and shares of Common Stock underlying performance-based incentive equity compensation, time-based equity incentive compensation, or restricted stock award units awarded to and held by Employee (whether vested or unvested) from time to time.

Section 3.           Compensation. During the Term of Employment Employee shall be entitled to the following compensation:

(a)         Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $750,000, with increases, if any, as may be approved by the Board.

(b)         Annual Bonus and Equity Compensation. During the Term of Employment, Employee shall be eligible to receive an annual target cash bonus and awards of restricted stock units or other equity-based incentive compensation consistent with his position(s) with the Company, in each case, as determined by the Board and the Compensation Committee of the Board; provided that Employee’s (i) annual target cash bonus shall be based on 100% of Base Salary (it being understood that Employee’s target cash bonus for 2025 will be based on Employee’s full per annum Base Salary for such year, and not subject to proration), (ii) annual performance-based equity incentive compensation, with each such equity award equal to 125% of his Base Salary for the applicable period, and (iii) annual time-based equity incentive compensation, with each such equity award equal to 125% of his Base Salary for the applicable period (all subject, in each case (including the immediately foregoing clauses (i), (ii), and (iii)), to adjustment by the Board and the Compensation Committee of the Board from time to time during the Term of Employment in connection with changes to the compensation structure of Company executives adopted thereby).

(c)          One-Time Reimbursement. Employee shall be entitled to a one-time reimbursement of up to $10,000 in fees and expenses related to the installation of a home security system at Employee’s primary residence and/or financial planning services, upon submission of documentation reasonably satisfactory the Company evidencing the nature and payment of such fees and expenses.

(d)         One-Time Make Whole Reimbursement. To the extent that Employee accepting the offer of employment hereunder and commencing employment with the Company on the Effective Date causes Employee to forfeit vested or earned incentive compensation from Employee’s current employer with respect to the performance of Employee or Employee’s current employer in 2024, the Company shall, on or before April 30, 2025, reimburse Employee, on a dollar-for-dollar basis, up to $345,000 to compensate Employee for not receiving such incentive compensation (such reimbursement, the “Make Whole Reimbursement”). The Make Whole Reimbursement described in this Section 3(d) is subject to the submission, at least thirty (30) days prior to April 30, 2025, by Employee of documentation reasonably acceptable to the Company evidencing such incentive compensation, with any proprietary, confidential, or competitive information redacted. By submission of such documentation to the Company for reimbursement hereunder, Employee represents and warrants to the Company that such incentive compensation has actually been earned and that payment in respect thereof would be made to Employee by Employee’s current employer, but for Employee accepting the offer of employment hereunder and commencing employment on the Effective Date. If Employee terminates Employee’s employment with the Company before March 1, 2027, Employee agrees and shall be obligated to re-pay to the Company, at the time of his termination, the entire amount of the Make Whole Reimbursement paid to Employee by the Company hereunder.

(e)          One-Time Award of Restricted Stock Units. On or about the Effective Date, Employee shall receive a one-time award of 40,000 restricted stock units (RSUs) under the Plan (the date of such award, the “Award Date”), which shall convert into shares of the Company’s Common Stock on a one-to-one basis when vested and shall be subject to the vesting described below, provided, that such award of RSUs shall be subject, in all events, to the Plan, and the more specific terms and conditions set forth in the applicable award documentation to be entered into between the Company and Employee concerning this award of RSUs on the Award Date.

(i)           10,000 RSUs will vest upon the four-year anniversary of the Award Date, subject to Employee’s continued employment with the Company as of such date;

(ii)           10,000 RSUs will vest upon the four-year anniversary of the Award Date if the average closing price for the Company’s Common Stock on the New York Stock Exchange (or any successor exchange that is the primary exchange on which the Company’s Common Stock is traded) exceeds $45 per share (as adjusted for any applicable stock split, stock dividend, combination, or other recapitalization, or reclassification) over any thirty (30) consecutive trading day period prior to such date, subject to Employee’s continued employment with the Company as of such date;

(iii)         10,000 RSUs will vest upon the four-year anniversary of the Award Date if the average closing price for the Company’s Common Stock on the New York Stock Exchange (or any successor exchange that is the primary exchange on which the Company’s Common Stock is traded) exceeds $55 per share (as adjusted for any applicable stock split, stock dividend, combination, or other recapitalization, or reclassification) over any thirty (30) consecutive trading day period prior to such date, subject to Employee’s continued employment with the Company as of such date; and

(iv)          10,000 RSUs will vest upon the four-year anniversary of the Award Date if the average closing price for the Company’s Common Stock on the New York Stock Exchange (or any successor exchange that is the primary exchange on which the Company’s Common Stock is traded) exceeds $65 per share (as adjusted for any applicable stock split, stock dividend, combination, or other recapitalization, or reclassification) over any thirty (30) consecutive trading day period prior to such date, subject to Employee’s continued employment with the Company as of such date.

Section 4.           Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement (including 401(k) plan participation) and other benefits provided to other senior executives of the Company (including reimbursement of all out-of-pocket expenses incurred in connection with obtaining annual executive physicals at the Cleveland Clinic). During the Term of Employment, Employee shall also be entitled to the same number of holidays, vacation days, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company’s policies in effect from time to time; provided that Employee shall in no event receive less than five weeks’ paid vacation. Notwithstanding the foregoing, the Company reserves the right to modify or eliminate any benefit that it offers to its senior executives and employees generally.

Section 5.           Key-Employee Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by each insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 6.           Reimbursement of Business Expenses.

During the Term of Employment, Employee is authorized to incur reasonable business expenses that are ordinary and necessary in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policies, as in effect from time to time.

Section 7.           Termination of Employment.

(a)          General. Notwithstanding Section 2, or anything to the contrary herein, the Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death or Disability, (ii) a termination of Employee’s employment by the Company with or without Cause and (iii) a termination by Employee for Good Reason or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries or affiliates.

(b)          Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death or Disability. In the event Employee’s employment is terminated due to his death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following such termination of Employee’s employment by the reason of death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)          Termination by the Company for Cause. The Company may terminate Employee’s employment at any time for Cause. In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 7(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)          Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) during the Term of Employment, Employee shall be entitled to receive:

(i)          The Accrued Obligations; and

(ii)          Subject to the limitations set forth in Section 12(b):

(A)           if, during the Term of Employment, and prior to the occurrence of a Change in Control, the Company terminates Employee’s employment without Cause, provided that Employee executes and delivers an effective Release to the Company within the timeframe specified in the Release (the “Release Requirement”), then the Company shall pay Employee, within sixty (60) days after such termination date, or, to the extent required by Section 409A of the Code, on the first day of the seventh month following the Release Delivery Date, as a severance payment for services previously rendered to the Company, a lump sum equal to eighteen (18) months of Employee’s Base Salary. In addition, upon such termination, a pro-rated portion of Employee’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall vest and be paid (in cash and/or shares of Common Stock, as applicable), in accordance with their terms; or

(B)            if a Change in Control occurs during the Term of Employment and, within twenty-four (24) months after the effective date of such Change in Control, the Company terminates Employee’s employment without Cause, provided that Employee satisfies the Release Requirement, then the Company shall pay Employee, within sixty (60) days after such termination date or, to the extent required by Section 409A of the Code, on the first day of the seventh month following the Release Delivery Date, a lump sum equal to twenty-four (24) months of Employee’s Annual Compensation (without regard to any decrease in the rate of Employee’s Annual Compensation made after the Change in Control). In addition, upon such termination, Employee’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum (to the extent permitted by Section 409A of the Code, at the same time as the Annual Compensation lump sum pursuant to the preceding sentence) equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control.

Following such termination by Employee, except as set forth in this Section 7(d) and Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by Employee With Good Reason. Employee may terminate his employment with the Company for Good Reason. In the event Employee’s employment is terminated by Employee for Good Reason, then Employee shall be entitled to receive:

(i)          The Accrued Obligations; and

(ii)            Subject to the limitations set forth in Section 12(b):

(A)           if, during the Term of Employment, and prior to the occurrence of a Change in Control, Employee terminates Employee’s employment for Good Reason, provided that Employee satisfies the Release Requirement, then the Company shall pay Employee, within sixty (60) days after such termination date, or, to the extent required by Section 409A of the Code, on the first day of the seventh month following the Release Delivery Date, as a severance payment for services previously rendered to the Company, a lump sum equal to eighteen (18) months of Employee’s Base Salary (without regard to any decrease in the rate of Employee’s Base Salary following the event(s) giving rise to Good Reason). In addition, upon such termination, a pro-rated portion of Employee’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall vest and be paid (in cash and/or shares of Common Stock, as applicable), in accordance with their terms; or

(B)           if a Change in Control occurs during the Term of Employment and, within twenty-four (24) months after the effective date of such Change in Control, Employee terminates Employee’s employment for Good Reason, provided that Employee satisfies the Release Requirement, then the Company shall pay Employee, within sixty (60) days after such termination date or, to the extent required by Section 409A of the Code, on the first day of the seventh month following the Release Delivery Date, a lump sum equal to twenty-four (24) months of Employee’s Annual Compensation (without regard to any decrease in the rate of Employee’s Annual Compensation made after the Change in Control). In addition, upon such termination, Employee’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum (to the extent permitted by Section 409A of the Code, at the same time as the Annual Compensation lump sum pursuant to the preceding sentence) equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control.

Following such termination by Employee, except as set forth in this Section 7(e) and Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)          Termination by Employee Without Good Reason. Employee may terminate his employment with the Company at any time, but must provide at least (sixty) 60 days’ notice prior to termination without Good Reason. In the event of a termination of employment by Employee, other than a termination of employment by Employee that qualifies as a termination with Good Reason pursuant to Section 7(e), Employee shall be entitled only to the Accrued Obligations. Following such termination by Employee, except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)          Benefits. Upon the occurrence of a termination of Employee’s employment pursuant to Section 7(d) or Section 7(e) the Company shall also cause to be continued, for a period of time equal to the number of months of severance pay due to Employee, such life, medical and dental insurance coverage as is otherwise maintained by the Company for full-time employees—and in the case of tiered programs, at the same level of coverage previously elected by Employee and in place at the time of termination—(based on the Base Salary in effect immediately prior to the date Employee’s employment terminates), subject to the limitations set forth in such plans, programs or policies, provided that Employee shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay (the employee contribution). The foregoing payments and benefits will not be made or may be treated as taxable income to the Employee where necessary to avoid violating applicable laws, rules, or regulations, including under the Code. This Section 7(g) does not affect the Company’s right to modify or eliminate any benefits provided to its senior executives or employees generally.

(h)          Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 7(d), Section 7(e), or Section 7(g) (other than the Accrued Obligations), Employee shall have executed, on or prior to the Release Expiration Date, a Release, and any revocation period contained in such Release shall have expired. In the event that Employee fails to execute a Release in favor of the Company and its subsidiaries and affiliates and their respective related parties on or prior to the Release Expiration Date, Employee shall not be entitled to any payments or benefits pursuant to Section 7(d), Section 7(e), or Section 7(g) (other than the Accrued Obligations).

(i)         Exclusive Rights. The severance benefits specified in this Section 7 (i) shall be in lieu of any severance pay or other severance benefit that the Company may provide to terminated employees pursuant to policies of the Company that may at that time be in effect and (ii) shall not in any way affect Employee’s entitlement to the receipt of a pro-rated cash bonus or other cash incentive that Employee is otherwise eligible to earn in the ordinary course, during the partial year prior to date of termination, pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives (provided that the Company goals that trigger the obligation of the Company to pay any such cash bonus or other cash incentives are satisfied). Except in connection with any termination of Employee’s employment by the Company with Cause or by Employee without Good Reason, in such event, provided that Employee satisfies the Release Requirement, such partial year cash bonus or other cash incentive shall be paid to Employee when cash bonuses are paid to the Company’s other senior executive with respect to such year, but no event later than seventy-five (75) days after the end of such year.

Section 8.           Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided such inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company or its subsidiaries; (ii) result from or relate to any work performed for the Company or its subsidiaries; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (such inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets are collectively referred to herein as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

Section 9.          Confidentiality; Restricted Activities. Employee agrees that some restrictions on his activities are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates:

(a)          From and after the date of this Agreement, Employee shall not disclose Confidential Information to, or use Confidential Information for the benefit of, any Person, except (i) as required in the performance of Employee’s obligations under this Agreement, (ii) to the extent required by an order of a court having jurisdiction over Employee or under subpoena from an appropriate government agency, in which event, Employee shall use his good faith efforts to consult with the General Counsel of the Company prior to responding to any such order or subpoena, (iii) in initiating communications directly with, responding to any inquiry from, providing information to or testimony before, or filing a complaint with, any law enforcement agency, including but not limited to the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), the United States Congress, the Department of Justice, or any agency Inspector General, about actual or potential violations of laws or regulations, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iv) in providing information pursuant to, or receiving and fully retaining a monetary award from, a government-administered whistleblower award program (such as, but not limited to, the SEC or Internal Revenue Service whistleblower award programs) for providing information directly to a government agency. Further, Employee is advised that pursuant to the Defend Trade Secrets Act an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the court proceeding if the individual (A) files any document containing the trade secret under seal and (B) does not otherwise disclose the trade secret, except pursuant to court order. Employee understands that any disclosure by Employee of the Company’s trade secrets not done in good faith consistent with the above may subject Employee to substantial damages, including punitive damages and attorney’s fees.

(b)          Employee agrees that, during the period commencing on the date of this Agreement and ending on the two (2) year anniversary of the termination of Employee’s employment with the Company for any reason (such period, the “Restricted Period”), Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company or its subsidiaries), that engages in any Competitive Activities within the United States of America or any other jurisdiction in which the Company or its subsidiaries are engaged (or have committed plans to engage) in business during the Consulting Period (the “Restricted Area”). Notwithstanding anything herein to the contrary, this Section 9 shall not prevent Employee from acquiring or holding as an investment securities (x) of the Company or (y) representing not more than three percent (3%) of the outstanding voting securities of any other publicly-held corporation.

(c)          During the Restricted Period, Employee shall not, for his own account or for the account of any other Person (other than the Company or its subsidiaries), engage in Interfering Activities.

(d)          Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 9 may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 9, restraining Employee from engaging in activities prohibited by this Section 9 or such other relief as may be required specifically to enforce any of the covenants in this Section 9. Notwithstanding any other provision herein to the contrary, the Restricted Period shall be tolled during any period of violation of Section 9(b) or Section 9(c) and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

(e)          If any court of competent jurisdiction shall at any time determine that any covenant or agreement contained in this Section 9 exceeds the temporal, geographic or other limitations permitted by applicable law in any jurisdiction and renders such covenant or agreement unenforceable, the other provisions of this Section 9 shall nevertheless remain in effect and such covenant or agreement shall be deemed to be reformed and modified to the maximum temporal, geographic or other limitation permitted by law under the circumstances, and the Company and Employee each agree that any such court shall be expressly empowered to so reform and modify such covenant or agreement.

(f)          Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 (i) are reasonable and valid in geographical and temporal scope and in all other respects, (ii) are essential to protect the value of the business, assets and confidential information of the Company and its subsidiaries and (iii) will not impose any undue hardship on Employee, (B) Employee has and will obtain valuable knowledge (including knowledge of the Company’s trade secrets, customer relationships and other confidential information), contacts, know-how, training and experience and such knowledge, know-how, contacts, training and experience could be used to the substantial detriment of the Company and its subsidiaries, and (C) the markets served by the Company and its subsidiaries include each state within the Restricted Area and are not dependent on the geographical location of the Company’s offices or its employees. Employee further acknowledges that the Company’s agreement to enter into the Agreement and to make the payments and take the actions contemplated herein is conditioned upon Employee’s agreement to the terms set forth in this Section 9 and the Company’s agreement to enter into the Agreement constitutes good and valuable consideration for Employee’s agreement to the restrictions set forth in this Section 9.

(g)          In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

Section 10.          Injunctive Relief.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or Section 9(c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

Section 11.          Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)         Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)         He has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

(c)         In connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 12.          Taxes.

(a)          The Company may withhold from any payments made under this Agreement, including payments made pursuant to Section 7, all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including, specifically, the application of the provisions of Sections 280G or 409A of the Code to such payments.

(b)         In the event that any amount otherwise payable pursuant to Section 7 would be deemed to constitute a parachute payment (a “Parachute Payment”) within the meaning of Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion.

Section 13.          Set Off.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its subsidiaries or affiliates to the greatest extent permitted by applicable law.

Section 14.          Delay in Payment.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Company or its agents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Section 409A of the Code or for any damages incurred by Employee as a result of this Agreement (or the payment or benefits hereunder) failing to comply with, or be exempt from, Section 409A of the Code.

Section 15.          Successors and Assigns; No Third-Party Beneficiaries.

(a)          The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without Employee’s prior written consent, to a Person other than a subsidiary, affiliate or parent entity of the Company, or their respective successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other Person, this Agreement shall, subject to the provisions hereof, be freely assignable to, and be binding upon and inure to the benefit of, each such Person, without Employee’s consent, and, to the extent the Agreement has been so assigned, such Person shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

(b)         Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee, by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c)         No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or this Section 15, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company (and its subsidiaries and affiliates) and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.          Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is approved by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.          Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.          Governing Law and Jurisdiction.

This Agreement is governed by and is to be construed under the laws of the State of Connecticut without regard to conflict of laws rules. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof (other than claims for injunctive relief, which shall be governed by Section 10 hereof) shall be brought exclusively in the State or Federal courts located in Hartford, Connecticut. By execution of the Agreement, the parties hereto, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

Section 19.          Notices.

(a)         Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)          Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing.

Section 20.          Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.          Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties hereto relating to the subject matter of this Agreement, including, without limitation, the Severance Agreement.

Section 22.          Survival of Operative Sections.

Upon any termination of Employee’s employment with the Company, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.        Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile (including by way of PDF files) signature.

*     *     *
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

COMPANY:
STURM RUGER & COMPANY, INC.

By:	/S/ KEVIN B. REID, SR.
Name: Kevin B. Reid, Sr.
Title: VP, General Counsel and Corporate Secretary

EMPLOYEE:

/S/ TODD W. SEYFERT		Date:	January 15, 2025
Todd W. Seyfert